Exhibit 99.1

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. […***…] INDICATES OMITTED

MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN

FILED SEPARATELY WITH THE COMMISSION

LICENSE AGREEMENT

Between

ZYMEWORKS INC.

and

DAIICHI SANKYO COMPANY, LIMITED

May 14, 2018

CONFIDENTIAL

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

		Page

14.18	Cumulative Remedies	37
14.19	Export	37
14.20	Notification and Approval	37

-iii-

CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of May 14, 2018 (the “Effective Date”), by and between DAIICHI SANKYO COMPANY, LIMITED, a corporation organized and existing under the laws of Japan, with its principal business office located at 3-5-1, Nihonbashi honcho, Chuo-ku, Tokyo, 103-8426, Japan (“DS”) and ZYMEWORKS INC., a corporation organized and existing under the laws of British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and DS are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A.    Zymeworks controls a proprietary […***…] heterodimerization platform that was developed using Zymeworks’ proprietary molecular simulation software, known as ZymeCAD™. Zymeworks also controls a proprietary […***…] platform, known as the EFECT™ […***…] platform.1

B.    DS and Zymeworks desire to enter into this agreement under which Zymeworks will grant DS the right to use such platforms to generate and develop certain Antibodies (as defined below).

C.    DS desires to obtain certain licenses under certain intellectual property controlled by Zymeworks to develop and commercialize certain products incorporating such Antibodies based on pairs of binding sequences nominated by DS, and Zymeworks is willing to grant such rights, all on the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.    DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1    “Acquiring Entity” means a Third Party that merges or consolidates with or acquires Zymeworks, or to which Zymeworks transfers all or substantially all of its assets to which this Agreement pertains.

[1]	Competitive Information – Technical Information.

CONFIDENTIAL

1.2    “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.3    “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4    “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.5    “Antibody” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from a […***…] through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, all Antibodies shall be […***…].2

1.6    “Applicable Laws” means, in all countries, all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7    “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Japan or New York, New York, U.S.A. are authorized or required by Applicable Law to remain closed.

1.8    “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.9    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.10    “[…***…]” means the Target more specifically identified as entry […***…] in the UniProt/SwissProt database.3

1.11    “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

[2]	Competitive Information – Technical Information.
[3]	Competitive Information – Technical Information.

CONFIDENTIAL

1.12    “Combination Product” means a Product that contains one or more active agents that are not Licensed Antibodies (e.g., one or more antibodies that are not Licensed Antibodies and/or one or more chemotherapeutics) in addition to a Licensed Antibody.

1.13    “Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. This existence and terms of this Agreement constitute Confidential Information of both of the Parties.

1.14    “Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party (a) owns or (b) has a license to such material, Know-How, or intellectual property right and, in each case, has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Zymeworks: (i) any materials, Know-How or intellectual property right owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, and (ii) any materials, Know-How or intellectual property right that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks Intellectual Property.

1.15    “Covered” means, with respect to a Product in a particular country, that the manufacture, use, sale or importation of such Product, as applicable, in such country would, but for the licenses granted herein, infringe a Valid Patent Claim.

1.16    “Directed To” means, (a) with regard to a Sequence or a Sequence Pair, that such Sequence Pair binds directly to a Target or Target Pair, respectively; and (b) with regard to an Antibody or Product, that such Antibody or Product binds directly to a Target or Target Pair and also exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such binding or modifies the profile (e.g., pharmacokinetics, tissue penetration and distribution) of the Antibody or Product as a result of such binding. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing Targets To which a Sequence, Sequence Pair, Antibody or Product is Directed.

1.17    “DS Sequence Pair” means a Sequence Pair Directed To a DS Target Pair, which is (a) selected by DS to be a DS Sequence Pair and determined to be available in accordance with Section 3.4, or (b) a replacement for such initial DS Sequence Pair that is selected by DS and determined to be available in accordance with Section 3.5.

CONFIDENTIAL

1.18    “DS Target Pair” means […***…] Target Pairs set forth on Exhibit 1.18, or a replacement for such Target Pair selected by DS and determined to be available in accordance with Section 3.5.4

1.19    “EU Major Market” means […***…].5

1.20    “FDA” means the United States Food and Drug Administration and any successor thereto.

1.21    “Field” means any and all uses, including diagnostic, prophylactic, and therapeutic uses, in humans.

1.22    “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Authorization has been received in such country.

1.23    “GLP” means consistent with good laboratory practices as set forth under Applicable Law, including as set forth in 21 C.F.R., Part 58.

1.24    “IND” means an investigational new drug application, clinical trial application, or similar application, filed with, and accepted by, a Regulatory Authority in any country or group of countries prior to beginning Clinical Trials in that country or in that group of countries.

1.25    “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of any work performed under the Agreement, including any work performed pursuant to the Research Program.

1.26    “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of DS or its Affiliate or a Third Party acting under authority of DS or its Affiliate, on the one hand, and one or more employees of Zymeworks or its Affiliate or a Third Party acting under authority of Zymeworks or its Affiliate, on the other hand. For clarity, Joint Inventions exclude Zymeworks Platform Improvements and DS Sequence Pair-derived Improvements.

1.27    “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.28    “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.

[4]	Competitive Information – Technical Information.
[5]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

1.29    “Licensed Antibody” means any Antibody derived and generated from a […***…].6

1.30    “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including a Product) in any country. For clarity, unless necessary to initiate marketing and selling of a product in a particular country, Marketing Authorization shall not include pricing or reimbursement approval.

1.31    “[…***…] Antibody” means an antibody or an antibody analogue, generated through the application of the Zymeworks Platform, that contains independent binding sites Directed To […***…].7

1.32    “Net Sales” means the gross amount invoiced by DS or its Related Parties for sales or other transfer of Product to a Third Party, less the following deductions to the extent included in the gross invoiced sales price with respect to such sales:

1.32.1    any […***…] and […***…], and other usual and customary […***…];8

1.32.2    […***…] and […***…] granted to […***…], their respective […***…], adjustments arising from […***…];9

1.32.3    […***…];10

1.32.4    […***…] to the extent relating to the Product;11

1.32.5    […***…] actually allowed or paid for […***…], to the extent included in the gross sales price12; and

1.32.6    […***…], in each case to the extent not reimbursed.13

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting requirements on a basis consistent with DS’ audited consolidated financial statements. All discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Product(s) and other product(s) of DS and its Related Parties such that the Product(s) does not bear a disproportionate portion of such deductions. In the case of […***…].14

[6]	Competitive Information – Technical Information.
[7]	Competitive Information – Technical Information.
[8]	Competitive Information – Financial Provisions.
[9]	Competitive Information – Financial Provisions.
[10]	Competitive Information – Financial Provisions.
[11]	Competitive Information – Financial Provisions.
[12]	Competitive Information – Financial Provisions.
[13]	Competitive Information – Financial Provisions.
[14]	Competitive Information – Financial Provisions.

CONFIDENTIAL

With respect to sales of a particular Combination Product, and on a country-by-country basis, the “Net Sales” for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales (calculated in the manner described above) of such Combination Product by the fraction A/B, in which A is the invoice price of the Licensed Antibody of the same strength and in the same quantity as contained in the Combination Product, sold separately in the same period without the other active ingredient(s) in the same country of sale as the Combination Product, and B is the invoice price of the Combination Product sold in the same period in such country. All invoice prices of the Licensed Antibody and the Combination Product shall be calculated as the average invoice price of such active ingredients during the applicable accounting period for which the Net Sales are being calculated. If, on a country-by-country basis, no separate sale of the Licensed Antibody in the same strength as contained in the Combination Product, sold separately without other active ingredient(s), is made in such country during the applicable accounting period, or if the invoice price for the Licensed Antibody cannot be determined for an accounting period, then the “Net Sales” for royalty purposes hereunder for sales of such Combination Product in each such country shall be determined by multiplying the Net Sales (calculated in the manner described above) of such Combination Product in such country by a fraction, determined in good faith by mutual agreement of the Parties, that reflects the relative contribution in value that the Licensed Antibody contained in the Combination Product makes to the total value of such Combination Product to the end user in such country.

1.33    “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.34    “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.35    “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.36    “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

1.37    “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

CONFIDENTIAL

1.38    “Product” means a pharmaceutical preparation in final form containing one or more Licensed Antibody(ies) but no other antibody made using the Zymeworks Platform. For clarity, a Product includes any formulation, delivery device, dispensing device or packaging required for effective use of the Product.

1.39    “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.40    “Related Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable. In no event shall Zymeworks be a Related Party with respect to DS or DS be a Related Party with respect to Zymeworks.

1.41    “Research Sequence Pair” means a Sequence Pair Directed To a DS Target Pair, selected by DS to be a Research Sequence Pair and found to be available in accordance with Section 3.4.

1.42    “Sequence” means an antibody amino acid sequence corresponding […***…] that is Directed To a Target.15

1.43    “Sequence Pair” means a pair of Sequences, each of which is Directed To […***…].16

1.44    “[…***…]” means any clinically relevant […***…] (or portion thereof).17

1.45    “Target Pair” means any two Targets in combination, provided that […***…].18

1.46    “Territory” means all of the countries and territories in the world.

1.47    “Third Party” means any Person other than DS or Zymeworks or an Affiliate of DS or Zymeworks.

1.48    “United States” or “US” means the United States of America and its territories and possessions.

[15]	Competitive Information – Technical Information.
[16]	Competitive Information – Technical Information.
[17]	Competitive Information – Technical Information.
[18]	Competitive Information – Technical Information.

CONFIDENTIAL

1.49    “USD” means United States dollars.

1.50    “Valid Patent Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within the Zymeworks Patent Rights; provided that such claim has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise. A claim within a pending patent application that has been pending issuance for more than […***…] from the date of filing of the earliest priority patent application to which such pending patent application is entitled shall not be a Valid Patent Claim, unless and until it issues.19

1.51    “Zymeworks Intellectual Property” means the Zymeworks Patent Rights and the Zymeworks Know-How.

1.52    “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date or during the Term of the Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to DS in: (i) carrying out the Research Program or (ii) developing, manufacturing or commercializing Licensed Antibodies.

1.53    “Zymeworks Patent Rights” means any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (including Patent Rights Controlled by Zymeworks claiming Inventions) as of the Effective Date or during the Term of the Agreement, which (a) are necessary or reasonably useful for the use or exploitation of the Zymeworks Platform for carrying out the Research Program or (b) claim the manufacture, use, sale, offer for sale, exportation, or importation of any Licensed Antibody.

1.54    “Zymeworks Platform” means Zymeworks’ proprietary […***…], alone or in conjunction with Zymeworks’ proprietary EFECT™ […***…] platform.20

1.55    Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

[19]	Competitive Information – Commercially Sensitive Terms.
[20]	Competitive Information – Technical Information.

CONFIDENTIAL

Definition	Section/Exhibit
Accounting Firm	6.4.2(a)
Agreement	Preamble
Agreement Payments	6.3
Claims	13.1
Clinical Trial Milestones	5.3
Code	11.4
Commercialization Milestone Event	5.4
Commercialization Milestone Payment	5.4
Commercial License	2.1.2
Competing Product Infringement	7.3.1
Confidentiality Agreement	14.13
Controlling Party	7.3.4
Designation Notice	3.6
Development Milestone Event	5.3
Development Milestone Payment	5.3
Dispute	14.5.1
DS	Preamble
DS Indemnified Party	13.1
DS Sequence Pair-derived Improvement	7.1.1
DS Sequence Pair-derived Patent Rights	5.5.2
Effective Date	Preamble
Excluded Claim	14.5.5
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
ISC	4.1
Losses	13.1
Milestone Payment	5.2
Notice of Dispute	14.5.1
Parties	Preamble
Party	Preamble
Product Royalty	5.5.1
Product Royalty Term	5.5.2
prosecution	7.2.1
Research Program	3.1.1
Research Program Term	3.1.2
Rules	14.5.1
Target Pair Replacement Right	3.5
Taxes	6.3
Term	10.1.1
Zymeworks	Preamble
Zymeworks Indemnified Party	13.2
Zymeworks Platform Improvements	7.1.1

1.56    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.

CONFIDENTIAL

2.    GRANT OF LICENSES

2.1    Licenses and Rights to DS . Subject to the terms and conditions of this Agreement,

2.1.1    Research Licenses.

(a)    On a DS Target Pair-by-DS Target Pair basis, during the Research Program Term and thereafter until the earlier of (i) […***…] or (ii) […***…], Zymeworks hereby grants to DS a non-exclusive, worldwide, royalty-free, research and development license under the Zymeworks Intellectual Property solely to perform pre-clinical research and development with respect to Antibodies pursuant to the Research Program.21

(b)    During the Research Program Term for a DS Target Pair prior to the selection of the DS Sequence Pair Directed To the applicable DS Target Pair, (i) Zymeworks hereby grants to DS an exclusive, worldwide, royalty-free, research and development license under the Zymeworks Intellectual Property solely to perform pre-clinical research and development with respect to Antibodies derived and generated from Research Sequence Pairs pursuant to the Research Program; and (ii) Zymeworks will not […***…]. For clarity, upon selection of the DS Sequence Pair Directed To a DS Target Pair, the foregoing exclusive license and Zymeworks’ obligation not to […***…] shall expire with respect to all Research Sequence Pairs Directed To such DS Target Pair, and DS’ rights and licenses with respect to the DS Sequence Pair, Licensed Antibodies and Product shall be pursuant to the Commercial License.22

(c)    The foregoing licenses set forth in this Section 2.1.1 shall include the right to grant sublicenses to DS’ Affiliates or Third Parties and to the extent reasonably necessary to have activities performed under the Research Program on DS’ behalf; provided that DS shall (i) notify Zymeworks prior to any sublicensee (excluding its Affiliates) being so authorized, which notice shall identify the particular sublicensee and the activities to be performed thereby and (ii) be and remain responsible to Zymeworks for the compliance of each such Affiliate and sublicensee with the applicable terms and conditions hereunder. For clarity, the foregoing licenses do not include the right to conduct clinical research (including any Clinical Trials) with respect to any Antibody or to sell or otherwise commercialize Antibodies or products incorporating the Antibodies.

[21]	Competitive Information – Technical Information.
[22]	Competitive Information – Exclusivity Information.

CONFIDENTIAL

2.1.2    Commercial License. Zymeworks hereby grants to DS an exclusive license under the Zymeworks Intellectual Property to (a) make, use, and import, and perform other activities (which shall include the right to research, develop, manufacture, store, transport, export, and have someone perform such activities on DS’ behalf, but not to sell or offer for sale) for, Licensed Antibodies for incorporation into Products and (b) make, use, sell, offer to sell and import and perform other commercialization activities (which shall include the right to research, develop, manufacture, store, transport, export, market, promote, and have someone perform such activities on DS’ behalf) for, such Products, in each case, (a) and (b), in the Field in the Territory (the “Commercial License”). […***…] DS may notify Zymeworks, and the Parties may discuss the terms on which Zymeworks would grant DS the right to […***…], including the payment terms that would apply. Further, upon the expiration of the Research Program Term for a DS Target Pair, DS’ rights and licenses, and Zymeworks’ obligations, under Section 2.1.1 with respect to such DS Target Pair shall terminate, and any further research of Licensed Antibodies and Products by or on behalf of DS shall be conducted pursuant to the Commercial License. For clarity, the Commercial License shall include up to two (2) Licensed Antibodies, […***…], and Products incorporating such Licensed Antibodies.23

2.1.3    Sublicenses. The Commercial License shall include the right to grant sublicenses (including to Affiliates and Third Parties) through multiple tiers, provided that each sublicense granted by DS shall be consistent with the terms and conditions of this Agreement. DS shall (a) provide Zymeworks with prompt notice of any such sublicenses that it grants (except for the sublicenses to DS’ Affiliates), identifying the sublicensee and the scope of such sublicensee’s rights/responsibilities and (b) shall be and remain responsible to Zymeworks for the compliance of each sublicensee with the applicable terms and conditions hereunder. DS may provide the notice described in clause (a) above by providing Zymeworks with a copy of the agreement granting such sublicense, which copy may be redacted to remove any provisions not necessary to determining compliance with this Agreement.

2.1.4    Active Development. DS’ exclusivity, rights and licenses under the Commercial License will automatically expire on a DS Target Pair-by-DS Target Pair basis if DS ceases all research, development and commercialization of the Licensed Antibodies and Products Directed To such DS Target Pair for a period of […***…].24

2.2    No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates. Subject to the licenses and rights explicitly granted to DS hereunder and the other terms and conditions of this Agreement, Zymeworks will retain all rights under the Zymeworks Intellectual Property.

[23]	Competitive Information – Commercially Sensitive Terms.
[24]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

3.    RESEARCH PROGRAM AND DEVELOPMENT AND

COMMERCIALIZATION OF PRODUCTS

3.1    Research Program .

3.1.1    General. DS shall conduct a program to develop Antibodies in accordance with this Section 3.1 (the “Research Program”). The Research Program will cover research activities up to and […***…] and will include […***…] and […***…] of the Antibodies for […***…].25

3.1.2    Research Program Term. The Research Program shall commence on the Effective Date and shall conclude […***…] thereafter (such period, the “Research Program Term”); provided that if DS exercises its Target Pair Replacement Right with respect to a DS Target Pair, the Research Program Term to develop Antibodies Directed To such replacement DS Target Pair shall continue until the […***…] of the notice of availability of such replacement DS Target Pair provided pursuant to Section 3.7.2. On a DS Target Pair-by-DS Target Pair basis, in the event that DS does not select a DS Sequence Pair Directed To such DS Target Pair and determined to be available in accordance with Section 3.4 prior to the expiration of […***…], (i) DS shall no longer have the right to select a DS Sequence Pair Directed To such DS Target Pair, (ii) this Agreement (and all DS’ rights hereunder) shall immediately terminate with respect to such DS Target Pair and (iii) DS shall cease all research and development activities with respect to Antibodies Directed To such DS Target Pair. For clarity, in the event DS does not select any DS Sequence Pairs determined to be available in accordance with Section 3.4 prior to the expiration of […***…] this Agreement shall immediately terminate in its entirety and DS shall cease all research and development activities with respect to the Antibodies.26

3.1.3    Conduct of Research Program. DS:

(a)    shall use commercially reasonable efforts to develop Antibodies pursuant to the Research Program; provided that DS shall not conduct clinical development of any Antibody that is not a Licensed Antibody;

(b)    shall conduct such development in compliance with all Applicable Laws; and

(c)    may utilize the services of its Affiliates and Third Parties to conduct such development; provided that DS shall remain responsible for the performance of such Affiliates and Third Parties hereunder.

[25]	Competitive Information – Discovery Information.
[26]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

3.2    Records.

3.2.1    Maintenance of Records. DS shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Program, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by DS in the performance of the Research Program.

3.2.2    Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.2.1, Zymeworks shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Section 3.2.1, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. At Zymeworks’ reasonable request, DS shall provide to Zymeworks: (a) copies of the records described in Section 3.2.1, at Zymeworks’ expense and (b) reports of the activities conducted by or under authority of DS in the conduct of the Research Program, including the results thereof. Zymeworks shall have the right to arrange with DS to visit the offices and laboratories of DS during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with DS’ technical personnel; provided that any such visit shall occur no more frequently than once per Calendar Quarter and shall be at Zymeworks’ expense.

3.3    Reports. DS (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right to further develop, manufacture and commercialize Products, and DS will use commercially reasonable efforts to develop and commercialize Products. DS shall provide Zymeworks with written reports summarizing the then current development status of each Product as set forth in this Section 3.3 below.

3.3.1    Development. With respect to each Product hereunder, for so long as DS is conducting development activities with respect to such Product, DS shall keep Zymeworks reasonably informed as to such activities for such Product by providing to Zymeworks on a semiannual basis a written report describing in reasonable detail such activities conducted during the previous semiannual period and the activities planned to be conducted during the upcoming semiannual period. Without limiting the foregoing, DS agrees to promptly notify Zymeworks of any modifications to such plans that are likely to result in the material delay of more than […***…] of any Development Milestone Event (as described in Section 5.3). In the case that Zymeworks has any questions or comments about the semiannual reports provided by DS under this Section 3.3.1, DS will promptly provide more details about them to the ISC (as defined below).27

3.3.2    Commercialization. In addition to the reports of Product Royalties set forth in Section 6.1.2, DS shall keep Zymeworks reasonably informed as to the material events of its commercialization activities with respect to Products (including pre-launch and launch activities), if any, by providing Zymeworks with annual high-level progress summaries that enable Zymeworks to forecast amounts payable under this Agreement.

[27]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

3.4    Selection of Research Sequence Pairs and DS Sequence Pairs. On a DS Target Pair-by-DS Target Pair basis, during the Research Program Term:

(a)    DS shall have the right to select one (1) DS Sequence Pair Directed To such DS Target Pair; provided that such DS Sequence Pair shall be selected prior to the initiation of the first […***…] for the first […***…]28; and

(b)    at any time prior to selecting the DS Sequence Pair, DS shall have the right to select up to […***…] Research Sequence Pairs;29 in each case subject to gatekeeping in accordance with Sections 3.6 and 3.7. For clarity, DS shall have the right to select two (2) DS Sequence Pairs […***…].30

3.5    Replacement of DS Target Pairs and DS Sequence Pairs.

(a)    On a DS Target Pair-by-DS Target Pair basis, during the Research Program Term but prior to the initiation of the first […***…] for the first […***…], DS shall have […***…] to swap such DS Target Pair, without any additional fee or payment, for a replacement Target Pair (“Target Pair Replacement Right”), which shall become a DS Target Pair, and the Target Pair that was replaced shall cease to be a DS Target Pair;31 and

(b)    At any time prior to […***…], DS shall have the right to swap the DS Sequence Pair from which the Licensed Antibody comprising such Product is derived and generated […***…], without any additional fee or payment, for a replacement Sequence Pair Directed To the same DS Target Pair, which replacement Sequence Pair, if determined to be available, shall become the DS Sequence Pair for such DS Target Pair, and the Sequence Pair that was replaced shall cease to be a DS Sequence Pair;32 in each case subject to gatekeeping in accordance with Sections 3.6 and 3.7. In the event that a Target Pair ceases to be a DS Target Pair in accordance with Section 3.5(a), any Research Sequence Pairs or DS Sequence Pair Directed To such Target Pair shall also cease to be Research Sequence Pairs or a DS Sequence Pair, as applicable, and DS shall have the right to select Research Sequence Pairs and a DS Sequence Pair Directed To the replacement DS Target Pair in accordance with Section 3.4. For clarity, DS may only exercise its Target Pair Replacement Right […***…]; and, at any given time, (i) there may be no more than […***…] and no more than two (2) DS Sequence Pairs […***…].33

[28]	Competitive Information – Technical Information.
[29]	Competitive Information – Exclusivity Information.
[30]	Competitive Information – Exclusivity Information.
[31]	Competitive Information – Technical Information.
[32]	Competitive Information – Commercially Sensitive Terms.
[33]	Competitive Information – Technical Information.

CONFIDENTIAL

3.6    Notice of Selection or Swap. To select a Research Sequence Pair or DS Sequence Pair or to elect a replacement DS Sequence Pair or DS Target Pair, DS shall provide Zymeworks with written notice requesting that such Sequence Pair or Target Pair be submitted to gatekeeping (a “Designation Notice”). The Designation Notice for a replacement DS Target Pair shall set forth the non-[…***…] Target and the DS Target Pair that such Target Pair is intended to replace. The Designation Notice for a Sequence Pair shall set forth the Sequences included in such Sequence Pair, the DS Target Pair To which such Sequence Pair is Directed, and, in the case of a replacement DS Sequence Pair, the DS Sequence Pair that such Sequence Pair is intended to replace. The designated Sequence Pair or Target Pair shall be subject to gatekeeping pursuant to Section 3.7 below, and if a designated Sequence Pair or Target Pair is available in accordance with such gatekeeping, it shall become the Research Sequence Pair, DS Sequence Pair or DS Target Pair, as applicable.34

3.7    Gatekeeping.

3.7.1    DS may designate any Target Pair as a replacement DS Target Pair or any Sequence Pair Directed To a DS Target Pair as a Research Sequence Pair, DS Sequence Pair or replacement DS Sequence Pair in accordance with Sections 3.4 through 3.7, as applicable; provided that, at the time of the selection of such Target Pair or Sequence Pair, Zymeworks is not, as of the date Zymeworks receives DS’ Designation Notice for such Sequence Pair or Target Pair, as applicable:

(a)    contractually obligated to grant, or has not granted, to a Third Party rights with respect to products incorporating such Sequence Pair or Directed To such Target Pair, as applicable;

(b)    actively and in good faith engaged in negotiations with a Third Party regarding the development or commercialization of products incorporating such Sequence Pair or Directed To such Target Pair, as applicable […***…];35 or

(c)    actively performing or has performed activities on its own behalf regarding the development or commercialization of products incorporating such Sequence Pair or Directed To such Target Pair, as applicable.

3.7.2    After receipt of a Designation Notice, Zymeworks shall provide DS with prompt written notice as to whether such Target Pair or Sequence Pair is available, and if such Target Pair or Sequence Pair is unavailable for any of the reasons set forth in Section 3.7.1, the basis for the unavailability.

4.    GOVERNANCE

4.1    Information Sharing Committee. Within […***…] of the Effective Date, the Parties shall form an information sharing committee (“ISC”) (i) to facilitate discussions between the Parties, (ii) to discuss any material delays to achievement of any Development Milestone Event or Zymeworks’ questions or comments regarding the development activities reports provided by DS in accordance with Section 3.3.1, and (iii) to allow for DS’s disclosure of any Zymeworks Platform Improvements or Joint Inventions to Zymeworks as outlined in Section 7.1.3 of this Agreement. During the Research Program Term and contingent on DS’s continued active research and development of at least one Antibody, the ISC will meet, as needed, quarterly or on a schedule to be agreed to by the ISC, or on an ad hoc basis as suggested by DS, via telephone, videoconference, or in person. Each Party shall bear its own costs incurred in connection with such meetings (e.g. travel expenses), if any. For clarity, the ISC has no decision making power and will be disbanded at the end of Research Program Term.36

[34]	Competitive Information – Technical Information.
[35]	Competitive Information – Commercially Sensitive Terms.
[36]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

5.    FINANCIAL PROVISIONS

5.1    Technology Access Fee. In partial consideration of Zymeworks’ granting of the licenses and rights to DS, DS shall pay to Zymeworks a one-time, non-refundable technology access fee of Eighteen Million US dollars (USD 18,000,000) within […***…] following the Effective Date.37

5.2     Product-by-Product Basis. For purposes of determining when the Development Milestone Payments and Commercialization Milestone Payments (collectively, “Milestone Payments”) are payable, (i) Products comprised of different formulations, dosages, or modes of delivery of the same Licensed Antibody shall be considered the same Product, and (ii) a Product comprised of a modified Licensed Antibody that […***…] shall be considered a different Product than the same unmodified Licensed Antibody.38

5.3    Development and Regulatory Milestones. Within […***…] after the achievement of each milestone event set forth in the table below for the Product (each, a “Development Milestone Event”), DS shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”). Each Development Milestone Payment shall be payable […***…] upon the […***…] of the corresponding Development Milestone Event for such Product. In the event that Development Milestone Event 4 is achieved prior to one (1) or more of Development Milestone Events 1-3 (collectively the “[…***…]”), DS shall pay Zymeworks the unpaid Milestone Payment(s) associated with the applicable […***…], together with the Milestone Payment for Development Milestone Event 4. For example, […***…]39

	Development Milestone Events[40]	Milestone Payments[41]
1.	[ ...***... ]	USD [ ...***... ]
2.	[ ...***... ]	USD [ ...***... ]
3.	[ ...***... ]	USD [ ...***... ]
4.	[ ...***... ]	USD [ ...***... ]
5.	[ ...***... ]	USD [ ...***... ]
6.	[ ...***... ]	USD [ ...***... ]

	Total Possible Development Milestone Payments per Product	USD [ ...***... ]

[37]	Competitive Information – Commercially Sensitive Terms.
[38]	Competitive Information – Technical Information.
[39]	Competitive Information – Financial Provisions and Commercially Sensitive Terms.
[40]	Competitive Information – Discovery Information.
[41]	Competitive Information – Financial Provisions.

CONFIDENTIAL

5.4    Commercialization Milestones. […***…] the first achievement of each milestone event set forth in the table below with respect to a particular Product (each, a “Commercialization Milestone Event”), DS shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) in accordance with Section 6.1.2:42

	Commercialization Milestone Events[43]	Milestone Payments[44]
1.	[ ...***... ]	USD $[ ...***... ]
2.	[ ...***... ]	USD $[ ...***... ]
3.	[ ...***... ]	USD $[ ...***... ]
4.	[ ...***... ]	USD $[ ...***... ]

For clarity, each of the foregoing Commercialization Milestone Payments will be payable […***…]. In the event that more than one Commercialization Milestone Event is achieved in a given Calendar Year, DS shall pay Zymeworks the Milestone Payment associated with each such Commercialization Milestone Event achieved during such Calendar Year. For example, […***…] pursuant to this Section 5.4.45

5.5    Royalties on Products.

5.5.1    Royalty Payments. DS shall pay Zymeworks a royalty (each such royalty payment, a “Product Royalty”) on Net Sales, on a Product-by-Product basis, at the rates set forth below for the corresponding portion of Annual Net Sales:

[42]	Competitive Information – Commercially Sensitive Terms.
[43]	Competitive Information – Commercially Sensitive Terms.
[44]	Competitive Information – Financial Provisions.
[45]	Competitive Information – Financial Provisions and Commercially Sensitive Terms.

CONFIDENTIAL

Royalty Tier	Annual Net Sales of a Particular Product[46]	Royalty Rate[47]
A	USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
B	Above USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
C	Above USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
D	Above USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
E	Above USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
F	Above USD [ *** ] to USD [ *** ] of Annual Net Sales of such Product	[…***…]%
G	Above USD [ *** ] of Annual Net Sales of such Product	10.0%

For clarity, if DS has $[…***…] in Annual Net Sales of a Product in a given Calendar Year, the total Product Royalties owed to Zymeworks for such Calendar Year would be USD […***…].48

5.5.2    Royalty Term. The Product Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Product Royalty Term”). For clarity, Valid Patent Claim expressly excludes claims within Patent Rights filed by or on behalf of DS or its Affiliates, to the extent such claims cover or are directed to any DS Sequence Pair-derived Improvement (“DS Sequence Pair-derived Patent Rights”).

5.5.3    Royalty Step Down. The royalty rates set forth in Section 5.5.1 will be reduced, on a Product-by- Product and country-by-country basis, by […***…] in Calendar Quarters for such Product in such country after expiration of the last to expire Valid Patent Claim Covering such Product in such country; provided that in the event that […***…]. The Parties acknowledge and agree that the rights and access to the Zymeworks Know-How and the Zymeworks Platform is material and valuable consideration being provided by Zymeworks, in addition to the license and rights being provided with respect to the Zymeworks Patent Rights.49

[46]	Competitive Information – Financial Provisions.
[47]	Competitive Information – Financial Provisions.
[48]	Competitive Information – Financial Provisions.
[49]	Competitive Information – Financial Provisions and Technical Information.

CONFIDENTIAL

6.    REPORTS AND PAYMENT TERMS

6.1    Payment Terms.

6.1.1    Development Milestone Payments. DS shall provide Zymeworks with notice of the achievement of each Development Milestone Event within […***…] thereafter and make the corresponding Development Milestone Payment within […***…] after such achievement.50

6.1.2    Commercialization Milestone Payments and Product Royalties. During the Term, DS shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold by DS and its Related Parties during the reporting Calendar Quarter and the Product Royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Product Royalties paid by DS with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the total gross amount invoiced for Product sold, the Net Sales of each Product, and the Product Royalties (in US dollars) payable and in total for all Products and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than […***…] and shall specify if each Commercialization Milestone Event is […***…]. The corresponding Commercialization Milestone Payment and Product Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.51

6.2    Payment Currency / Exchange Rate. All payments to be made under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to DS. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with DS’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

6.3    Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, Zymeworks shall be liable for all of its income and other taxes (including interest) (“Taxes”) imposed upon any payments made by DS under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, DS shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. DS shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Each Party shall provide the other Party reasonable assistance in order to allow such the other Party to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes.

[50]	Competitive Information – Commercially Sensitive Terms.
[51]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

6.4    Records and Audit Rights.

6.4.1    Records. DS will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Product Royalties, for at least […***…] following the end of the Calendar Year to which they pertain.52

6.4.2    Audit Rights.

(a)    Zymeworks shall have the right during the […***…] described in Section 6.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to DS to inspect or audit the relevant records of DS and its Related Parties to verify that the amount of such payments were correctly determined. DS shall, and shall have its Related Parties, make its records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Zymeworks, solely to verify the payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by Zymeworks more than once in any Calendar Year and may cover a period ending not more than thirty-six (36) months prior to the date of such request. All records made available for inspection or audit pursuant to this Section 6.4.2 shall be deemed to be Confidential Information of DS. The results of each inspection or audit, if any, shall be binding on both Parties. If the amount of any payment hereunder was underreported, DS shall promptly (but in any event no later than […***…] after its receipt of the Accounting Firm’s report so concluding) make payment to Zymeworks of the underreported amount. Zymeworks shall bear the full cost of an audit that it conducts pursuant to this Section 6.4.2 unless such audit discloses an under reporting by DS of more than […***…] percent ([…***…]%) of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case DS shall reimburse Zymeworks for all costs incurred in connection with such inspection or audit.53

(b)    The Accounting Firm will disclose to Zymeworks only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Zymeworks without the prior consent of DS unless disclosure is required by Applicable Laws or judicial order. DS is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to DS.

[52]	Competitive Information – Commercially Sensitive Terms.
[53]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

7.    INTELLECTUAL PROPERTY RIGHTS

7.1    Ownership of Inventions. Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 7. Determination of inventorship of Inventions shall be made in accordance with US patent laws. Each Party will continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or that it creates or obtains outside the scope of this Agreement, or which it licenses to the other Party under this Agreement.

7.1.1    Certain Improvements. As between the Parties and notwithstanding anything herein to the contrary, any Inventions (a) that are solely applicable to a DS Sequence Pair, a Licensed Antibody, a Product which comprises a Licensed Antibody, or the use or manufacture thereof, (b) that comprise a Licensed Antibody, or (c) that comprise a Product (collectively “DS Sequence Pair-derived Improvements”) will be exclusively owned by DS; provided that, in all cases, Zymeworks shall retain all rights in the Zymeworks Platform and any Inventions comprising improvements thereto. For clarity, all Inventions comprising antibody mutations created by the Parties or their Related Parties (alone or jointly) that modify or improve the Zymeworks Platform will comprise improvements thereto (“Zymeworks Platform Improvements”) and will be owned by Zymeworks, subject to the licenses set forth in Section 2.1.

7.1.2    Ownership by Inventorship. Except as otherwise provided in Section 7.1.1, Inventions that are made solely by Zymeworks (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Zymeworks; Inventions that are made solely by DS (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by DS; and Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties. Subject to Section 2.1, each Party has the right to exploit and grant licenses under such Joint Inventions (and the Joint Patent Rights) to any of its Affiliates or any Third Party without the consent of, or accounting to, the other Party.

7.1.3    Assignment to Zymeworks; Further Assurances. DS shall promptly disclose to Zymeworks any and all Joint Inventions and all Zymeworks Platform Improvements made by or on behalf of DS; and DS shall assign, and hereby assigns, to Zymeworks all rights, title and interest in and to the Zymeworks Platform Improvements. DS agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of Zymeworks, any and all documents and to perform such acts as may be reasonably requested by Zymeworks for the purposes of perfecting the foregoing assignments.

7.1.4    Assignment to DS; Further Assurances. Zymeworks shall promptly disclose to DS any and all Joint Inventions and all DS Sequence Pair-derived Improvements made by or on behalf of Zymeworks; and Zymeworks shall assign, and hereby assigns, to DS all rights, title and interest in and to the DS Sequence Pair-derived Improvements. Zymeworks agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of DS, any and all documents and to perform such acts as may be reasonably requested by DS for the purposes of perfecting the foregoing assignments.

CONFIDENTIAL

7.2    Patent Prosecution and Maintenance.

7.2.1    Definitions. As used in this Section 7.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.2.2    Zymeworks Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks shall keep DS reasonably informed with respect to the status of the filing, prosecution and maintenance of the Zymeworks Patent Rights and, upon DS’ request, shall provide DS with copies of material submission documents to any patent office related to the filing, prosecution and maintenance of the Zymeworks Patent Rights. Zymeworks shall promptly give notice to DS of the grant, lapse, revocation, surrender, invalidation or abandonment of any Zymeworks Patent Rights licensed to DS under this Agreement.

7.2.3    Joint Patent Rights.

(a)    DS shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights using patent counsel reasonably acceptable to Zymeworks, at DS’s sole expense. DS shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the Joint Patent Rights and shall provide copies or electronic files of the first draft for material submission documents to any patent office related to the filing, prosecution and maintenance of the Joint Patent Rights to Zymeworks for review and comment at least […***…], if reasonably possible, prior to the submission thereof. DS shall consider in good faith any comments from Zymeworks. Zymeworks shall provide DS with such comments or notify DS that it has no comment within […***…] counted from the day on which Zymeworks receives such copies or files from DS. DS shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights.54

(b)    DS may elect not to file or to cease prosecution or maintenance of Joint Patent Rights on a country-by-country basis, and if it does so, DS shall give timely notice to Zymeworks. Zymeworks may by notice to DS assume prosecution or maintenance of such Joint Patent Rights at Zymeworks’ expense, in which case DS shall promptly assign to Zymeworks all of its rights, title and interest in and to such Joint Patent Rights.

7.2.4    Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 7.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Patent Rights, DS Sequence Pair-derived Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the Zymeworks Patent Rights shall be the Confidential Information of Zymeworks, all such communications regarding the DS Sequence Pair-derived Patent Rights shall be the Confidential Information of DS and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties.

[54]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

7.3    Enforcement and Defense.

7.3.1    Notice. Each Party shall provide prompt notice to the other Party of any infringement of a Zymeworks Patent Right or Joint Patent Right by a product incorporating an antibody or antibody analogue that incorporates a DS Sequence Pair of which such Party becomes aware (each, a “Competing Product Infringement”). DS and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both DS and Zymeworks, to terminate any such Competing Product Infringement.

7.3.2    Zymeworks Patent Rights. Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Competing Product Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify DS of such enforcement actions. If Zymeworks fails to bring or defend any such action against a Competing Product Infringement within (a) […***…] following the notice of alleged Competing Product Infringement provided pursuant to Section 7.3.1 or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, DS shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall DS admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.2, neglect to defend the validity of, any Zymeworks Patent Rights.55

7.3.3    Joint Patent Rights. DS shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to any Competing Product Infringement at its own expense and by counsel of its own choice reasonably acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If DS fails to bring or defend such action within (a) […***…] following the notice of alleged Competing Product Infringement or (b) […***…] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and DS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.3, neglect to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.56

[55]	Competitive Information – Commercially Sensitive Terms.
[56]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

7.3.4    Competing Product Infringement Action. In the event a Party brings an Competing Product Infringement action in accordance with this Section 7.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, at the Controlling Party’s request and expense, including by providing information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any Competing Product Infringement action under this Section 7.3 relating to Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

7.3.5    Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both DS and Zymeworks in connection with or as a result of any action with respect to a Competing Product Infringement contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)    the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)    the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)    the portion of any recovery remaining shall be shared by the Parties 75:25 in favor of the Controlling Party.

7.3.6    Certification. In relation to a generic or biosimilar to a Product, each Party shall inform the other Party of any certification regarding any Zymeworks Patent Rights or Joint Patent Rights it received with respect to a Product, in each case pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide the other Party with a copy of such certification within […***…] of receipt. Zymeworks’ and DS’ rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 7.3.2 through Section 7.3.5 hereof. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept reasonably informed and participate in decisions regarding the appropriate course of conduct for such action.57

[57]	Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

7.3.7    Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Licensed Antibodies or the Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties

8.    CONFIDENTIALITY

8.1    Duty of Confidence. During the Term and […***…] thereafter, all Confidential Information disclosed by one Party to the other Party hereunder, including all Zymeworks Know-How, shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.58

8.2    Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3    is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3    Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1    such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

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8.3.2    disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 7;

8.3.3    disclosure by DS or a DS Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.4    disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or

8.3.5    disclosure to potential or actual investors or potential or actual acquirers or actual or potential sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

9.    PUBLICATIONS AND PUBLICITY

9.1    Publications.

9.1.1    DS shall have the right to publish the results of the Research Program with respect to the Products or Licensed Antibodies in accordance with this Section 9.1. Except for disclosures permitted pursuant to this Article 9, DS, its employees or consultants wishing to make a publication of the results of its activities under the Agreement that contains Zymeworks’ Confidential Information, shall deliver to Zymeworks a copy of the proposed written publication or an outline of an oral disclosure at least […***…] prior to submission for publication or presentation.59

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9.1.2    Notwithstanding Section 9.1.1, Zymeworks shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation by DS, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If Zymeworks requests such a removal of its Confidential Information, DS shall remove such Confidential Information prior to submitting such presentation for publication or making such presentation. If Zymeworks requests such a delay, DS shall delay submission or presentation for a period of […***…] to enable patent applications protecting Zymeworks’ rights in such information to be filed in accordance with Article 7. For clarity, the Research Sequence Pairs, DS Sequence Pairs, Licensed Antibodies, and Products shall be the Confidential Information of DS (subject to the exceptions in Section 8.2). Similarly, the Zymeworks Platform and Zymeworks Platform Improvements shall be the Confidential Information of Zymeworks.60

9.2    Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any activities under the Research Program conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding any payment under Article 5 (or the occurrence of the activity related thereto), Zymeworks will provide DS with no less than […***…], or shorter period if required by Applicable Laws, in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.61

10.    TERM AND TERMINATION

10.1    Term.

10.1.1    The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 3.1.2, 10.2, 10.3 or 10.4) will expire, on a Product-by-Product basis, on the expiration of the last payment obligation with respect to such Product.

10.1.2    Upon expiration of this Agreement with respect to a Product, the licenses and rights granted to DS under Section 2.1.2 shall become non-exclusive, fully paid-up, perpetual licenses, solely with respect to such Product. For clarity, upon expiration of the last payment obligation with respect to the last Product, this Agreement shall expire in its entirety.

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10.2    Termination for Convenience. During the Research Program Term, DS shall have the right to terminate this Agreement at any time in its sole discretion upon […***…] advance written notice to Zymeworks. After the Research Program Term, DS shall have the right to terminate this Agreement at any time in its sole discretion upon […***…] advance written notice to Zymeworks. In the event of a termination by DS pursuant to this Section 10.2, DS shall cease all development and commercialization of the Antibodies and Products.62

10.3    Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that DS or its Affiliate files or initiates an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights, then Zymeworks, at its discretion, may give notice to DS that Zymeworks will terminate the licenses granted to DS under Section 2.1 unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…]. In the event that DS or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement, and DS shall cease all development and commercialization of the Antibodies and Products. For clarity, this Section 10.3 does not apply to any counterclaim filed by DS or its Related Parties as defendant in any Zymeworks Patent Rights infringement cause of action filed or initiated by Zymeworks or its Affiliates with respect to a Product or activities under this Agreement.63

10.4    Termination for Cause. If either DS or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] after receipt of such notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement immediately by giving notice to the breaching Party to such effect. Zymeworks may terminate this Agreement pursuant to this Section 10.4, in its entirety or on a DS Target Pair-by-DS Target Pair basis. If a breach by DS is specific to a particular DS Target Pair, Zymeworks shall have the right to terminate this Agreement in accordance with this Section 10.4 solely with respect to such DS Target Pair. In the event of a termination by Zymeworks pursuant to this Section 10.4, DS shall cease all development and commercialization of the Antibodies and Products Directed To such DS Target Pair and, for clarity, all DS’ rights under this Agreement with respect to such terminated DS Target Pair, including (i) pursuant to Section 3.5(a) and (ii) all rights to commercialize Licensed Antibodies Directed To such terminated DS Target Pair, shall terminate.64

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11.    EFFECTS OF TERMINATION

11.1    Termination of Agreement. If this Agreement terminates or expires for any reason, then no later than […***…] after the effective date of such termination, DS shall pay all amounts then due and owing to Zymeworks hereunder as of the termination date; provided that with respect to a termination on a Product-by-Product basis, payments shall be so accelerated solely with respect to the terminated Products. In the event of a termination or expiration of this Agreement in its entirety, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes; and provided further that each Party may retain any Confidential Information reasonably necessary to exercise any surviving rights in accordance with this Agreement. For clarity, DS’s obligations to cease all development and commercialization of Antibodies on termination of this Agreement, as set forth above in Article 10, shall not require cessation to the extent that DS retains rights to any such Antibodies pursuant to that certain Collaboration and Cross-License Agreement between the Parties, dated September 26, 2016. For further clarity, DS’s obligations to cease all development and commercialization of Antibodies on termination of this Agreement, as set forth above in Article 10, shall not require cessation of development and commercialization of antibodies or antibody analogues, including Fc or Fab components thereof, which were not derived and generated through the application of the Zymeworks Platform pursuant to the Research Program.65

11.2    Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1, 8, 9, 11, 13, and 14 and Sections 6.4, 7.1, 7.2.3, 12.3 and 12.4 shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein (including in Article 10), all other rights and obligations of the Parties under this Agreement shall terminate upon termination or expiration of this Agreement.

11.3    Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4    Bankruptcy Code. If this Agreement is rejected by Zymeworks as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by Zymeworks to DS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that DS shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

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12.    REPRESENTATIONS AND WARRANTIES

12.1    Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

12.1.1    it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2    it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3    this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

12.1.4    the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2    Representations and Warranties by Zymeworks. Zymeworks represents and warrants to DS as of the Effective Date that:

12.2.1    Zymeworks has the right to grant to DS the licenses and rights under Section 2.1 that it purports to grant hereunder;

12.2.2    Zymeworks has not granted, and will not grant during the Term, rights to any Third Party under the Zymeworks Intellectual Property that conflict with the rights granted to DS hereunder;

12.2.3    Zymeworks has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Zymeworks Patent Rights or Zymeworks’ rights therein; and

12.2.4    To its knowledge, the Zymeworks Patent Rights are not subject to any pending re-examination, opposition, interference or litigation proceedings.

12.3    Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY ANTIBODY OR PRODUCT WILL BE SUCCESSFUL.

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12.4    No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, PATENTABILITY, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.    INDEMNIFICATION AND LIABILITY

13.1    Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold DS and its Affiliates, and their respective officers, directors, employees, contractors, licensees, agents and assigns (each, a “DS Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any DS Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any DS Indemnified Party (including product liability claims) arising or resulting from: (a) the negligence or willful misconduct of Zymeworks or its Affiliates, or (b) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to DS under this Agreement. Zymeworks is only obliged to so indemnify and hold the DS Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of DS or its Related Parties.

13.2    Indemnification by DS. DS shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of Antibodies or Products by DS or its Affiliates or Third Parties acting under their authority under this Agreement; (b) the negligence or willful misconduct of DS or its Affiliates or Third Parties (including collaborators and other sublicensees and contractors) acting under their authority pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by DS to Zymeworks under this Agreement. DS is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks or its Related Parties.

13.3    Indemnification Procedure.

13.3.1    Any DS Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

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13.3.2    Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within […***…] after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.66

13.3.3    The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4    Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

13.5    Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

14.    GENERAL PROVISIONS

14.1    Assignment. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 14.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

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14.2    Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.3    Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.4    Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

14.5    Dispute Resolution.

14.5.1    If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute within […***…] of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional […***…] after such notice of senior representatives’ names, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an Excluded Claim (defined below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS International Arbitration Rules (the “Rules”).67

14.5.2    The arbitration shall be conducted by a single arbitrator experienced in the pharmaceuticals business, to the extent reasonably practical. If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] period, the arbitrator shall be appointed in accordance with the Rules. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.68

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14.5.3    Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrator has been selected, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator agrees otherwise.

14.5.4    Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

14.5.5    As used in this Section 14.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

14.6    Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto. If any such failure of delay in a Party’s performance hereunder continues for more than […***…] the other Party may terminate this Agreement upon written notice to the delayed Party.69

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14.7    Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.8    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and DS, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.9    Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

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If to Zymeworks:	Zymeworks, Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
E-mail address: […***…][70]
With a copy to: […***…][71]

and

Wilson Sonsini Goodrich & Rosati
28 State Street
37th Floor
Boston, MA 02109
Attention: […***…][72]
E-mail address: […***…][73]

If to DS:	DAIICHI SANKYO COMPANY, LIMITED
1-2-58, Hiromachi, Shinagawa-ku, Tokyo 140-8710, Japan
Attention: […***…][74]
E-mail: […***…][75]

14.10    Further Assurances. DS and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.11    Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

14.12    No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

14.13    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreements by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreements are hereby superseded in their entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Zymeworks and DS dated […***…].76

[70]	Personal Information – Contact Information.
[71]	Personal Information – Contact Information.
[72]	Personal Information – Contact Information.
[73]	Personal Information – Contact Information.
[74]	Personal Information – Contact Information.
[75]	Personal Information – Contact Information.
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14.14    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.15    Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

14.16    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.17    Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.18    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.19    Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

14.20    Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. DS will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

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CONFIDENTIAL

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By:	/s/ Ali Tehrani
Name:	Ali Tehrani
Title	President & Chief Executive Officer

DAIICHI SANKYO COMPANY, LIMITED

By:	/s/ Toshinori Agatsuma
Name:	Toshinori Agatsuma
Title	Vice President, Biologics and Immuno-Oncology Laboratories

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EXHIBIT 1.18

DS TARGET PAIRS

[…***…]77

[77]	Competitive Information – Technical Information.

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EXHIBIT 9.2

PRESS RELEASE

Zymeworks and Daiichi Sankyo Expand Immuno-Oncology Collaboration Focused on Bispecific Antibodies

Two Additional Licenses Granted; Upfront Payment of US$18 Million; Total Potential Transaction Value of up to US$484.7 Million

Vancouver, Canada, Tokyo, Japan and Basking Ridge, NJ (May 14, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, and Daiichi Sankyo Company, Limited (Daiichi Sankyo) announced today that they entered into a new license agreement, building upon their 2016 cross-licensing and collaboration agreement.

“With a successful track record and our first bispecific antibody incorporating the Azymetric and EFECT technology having achieved a key research milestone in 2017, we look forward to adding two more bispecific compounds to our pipeline,” said Antoine Yver, MD, MSc, Executive Vice President and Global Head, Oncology Research and Development, Daiichi Sankyo. “We are exceptionally impressed with the robust impact that Zymeworks’ technology brings to antibody development.”

Under the terms of the second agreement, Daiichi Sankyo will acquire licenses to Zymeworks’ Azymetric™ and EFECT™ technology platforms to develop two additional bispecific antibody therapeutics. In exchange, Zymeworks will receive an upfront technology access fee of US$18 million and may receive up to US$466.7 million in potential clinical, regulatory and commercial milestone payments. In addition, Zymeworks will receive up to double-digit tiered royalties on global product sales.

“Expanding our relationship with a leading global pharmaceutical partner like Daiichi Sankyo is extremely satisfying as it underscores the power, versatility, and attractiveness of our technology platforms,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “Having already used our platforms to discover one bispecific antibody, Daiichi Sankyo now has increased access to our technology to create additional therapeutic candidates. We are pleased to be working with a healthcare pioneer with a proven track record of over 100 years of innovation leading to major breakthroughs in patient care.”

Zymeworks and Daiichi Sankyo began working together in September 2016 through an agreement to develop one bispecific antibody therapeutic for which Zymeworks is eligible to receive preclinical, clinical, and commercial milestones payments, as well as up to double-digit tiered royalties on global product sales. Additionally, Zymeworks obtained a license to certain immuno-oncology antibodies from Daiichi Sankyo, with the right to research, develop, and commercialize multiple bispecific products globally in exchange for royalties on global product sales.

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About the Azymetric™ Platform

The Azymetric platform enables the transformation of monospecific antibodies into bispecific antibodies, giving them the ability to simultaneously bind two different targets. Azymetric bispecific technology enables the development of multifunctional biotherapeutics that can block multiple signaling pathways, recruit immune cells to tumors, enhance receptor clustering and degradation, and increase tumor-specific targeting. These features are intended to enhance efficacy while reducing toxicities and the potential for drug-resistance. Azymetric bispecifics have been engineered to retain the desirable drug-like qualities of naturally occurring antibodies, including low immunogenicity, long half-life and high stability. In addition, they are compatible with standard manufacturing processes with high yields and purity, with the potential to significantly reduce drug development costs and timelines.

About the EFECT™ Platform

The EFECT platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up- and down-regulation of effector functions. This platform, which is compatible with traditional monoclonal as well as Azymetric bispecific antibodies, further enables the customization of therapeutic responses for different diseases.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully-integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly-differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks’ second product candidate, ZW49, capitalizes on the unique design and antibody framework of ZW25 and is a bispecific antibody-drug conjugate, or ADC, armed with its proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

About Daiichi Sankyo Cancer Enterprise

The mission of Daiichi Sankyo Cancer Enterprise is to leverage our world-class, innovative science and push beyond traditional thinking to create meaningful treatments for patients with cancer. We are dedicated to transforming science into value for patients, and this sense of obligation informs everything we do. Anchored by three pillars including our investigational Antibody Drug Conjugate Franchise, Acute Myeloid Leukemia Franchise and Breakthrough Science, we aim to deliver seven distinct new molecular entities over eight years during 2018 to 2025. Our powerful research engines include two laboratories for biologic/immuno-oncology and small molecules in Japan, and Plexxikon Inc., our small molecule structure-guided R&D center in Berkeley, CA. Compounds in pivotal stage development include: DS-8201, an antibody drug conjugate (ADC) for HER2-expressing breast, gastric and other cancers; quizartinib, an oral selective FLT3 inhibitor, for newly-diagnosed and relapsed/refractory acute myeloid leukemia (AML) with FLT3-ITD mutations; and pexidartinib, an oral CSF-1R inhibitor, for tenosynovial giant cell tumor (TGCT). For more information, please visit: www.DSCancerEnterprise.com.

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About Daiichi Sankyo

Daiichi Sankyo Group is dedicated to the creation and supply of innovative pharmaceutical products to address diversified, unmet medical needs of patients in both mature and emerging markets. With over 100 years of scientific expertise and a presence in more than 20 countries, Daiichi Sankyo and its 15,000 employees around the world draw upon a rich legacy of innovation and a robust pipeline of promising new medicines to help people. In addition to a strong portfolio of medicines for hypertension and thrombotic disorders, under the Group’s 2025 Vision to become a “Global Pharma Innovator with Competitive Advantage in Oncology,” Daiichi Sankyo research and development is primarily focused on bringing forth novel therapies in oncology, including immuno-oncology, with additional focus on new horizon areas, such as pain management, neurodegenerative diseases, heart and kidney diseases, and other rare diseases. For more information, please visit: www.daiichisankyo.com. Daiichi Sankyo, Inc., headquartered in Basking Ridge, New Jersey, is a member of the Daiichi Sankyo Group. For more information on Daiichi Sankyo, Inc., please visit: www.dsi.com.

Cautionary Note Regarding Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include statements that relate to Zymeworks’ technology, potential future milestones and royalties and other information that is not historical information. When used herein, words such as “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “potential”, “intend”, “expect” and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions, Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for the three months ended March 31, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

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Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net

Daiichi Sankyo

Jennifer Brennan

Daiichi Sankyo, Inc.

+1 908 992 6631 (office)

+1 201 709 9309 (mobile)

jbrennan2@dsi.com